UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 12, 2014

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2100 Logic Drive, San Jose, California	95124
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (408) 559-7778

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01    Entry into a Material Definitive Agreement.

Effective March 12, 2014, Xilinx, Inc., and its wholly-owned subsidiaries, Xilinx Ireland and Xilinx Sales International Pte. Ltd. (collectively, “Xilinx”), entered into a Master Distributor Agreement (the “Agreement”) with Avnet, Inc. (“Avnet”).

Pursuant to the Agreement, Avnet, directly and through certain of its subsidiaries, will serve as a non-exclusive distributor of Xilinx semiconductor devices and other Xilinx products worldwide. Under the terms of the Agreement, Avnet is authorized to pass through the standard Xilinx warranty that applies to Xilinx semiconductor devices and other products to end customers that purchase such devices and products through Avnet or its subsidiaries.

The Agreement will continue unless terminated by either party upon ninety (90) days written notice. The Agreement supersedes and replaces Xilinx’s Master Distributor Agreement dated July 27, 2005, as amended, with Avnet, which was terminated by mutual agreement by the parties in connection with the adoption of the Agreement.

The Agreement contains customary confidentiality provisions, representations and warranties and indemnities by each of Xilinx and Avnet.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which Xilinx intends to file as an exhibit to Xilinx’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that Xilinx intends to submit to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.02    Termination of a Material Definitive Agreement.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the termination of the Master Distributor Agreement dated July 27, 2005 is hereby incorporated by reference into this Item 1.02.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XILINX, INC.

Date: March 18, 2014	By:	/s/ Jon A. Olson
Jon A. Olson
Senior Vice President, Finance and Chief Financial Officer